SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Schedule 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No.  1)

CHINA NUOKANG BIO-PHARMACEUTICAL, INC.

(Name of Issuer)

ORDINARY SHARES

(Title of Class of Securities)

16949B113

(CUSIP Number)

12/31/10

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐

Rule 13d-1(b)

☐

Rule 13d-1(c)

☒

Rule 13d-1(d)

(Continued on following pages)

Page 1 of 12 Pages

CUSIP NO. 16949B113 13 G Page 2 of 12 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA GROWTH FUND I, L.P. (“SCCGF I”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 26-0205433
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 17,540,668
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 17,540,668
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 17,540,668
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 11.1%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 16949B113 13 G Page 3 of 12 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA GROWTH PARTNERS FUND I, L.P. (“SCCGF PTRS I”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 98-0577548
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 414,188
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 414,188
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 414,188
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 16949B113 13 G Page 4 of 12 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA GF PRINCIPALS FUND I, L.P. (“SCCGF PRIN I”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 33-1190310
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,151,366
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,151,366
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,151,366
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.4%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 16949B113 13 G Page 5 of 12 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA GROWTH FUND MANAGEMENT I, L.P. (“SCCGF MGMT I”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 26-0204337
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER
20,106,222 shares of which 17,540,668 shares are directly held by SCCGF I, 414,188 shares are directly held by SCCGF PTRS I and 2,151,366 shares are directly held by SCCGF PRIN I.  SCCGF MGMT I is the General Partner of SCCGF I,  SCCGF PTRS I and SCCGF PRIN I.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER
20,106,222 shares of which 17,540,668 shares are directly held by SCCGF I, 414,188 shares are directly held by SCCGF PTRS I and 2,151,366 shares are directly held by SCCGF PRIN I.  SCCGF MGMT I is the General Partner of SCCGF I,  SCCGF PTRS I and SCCGF PRIN I.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,106,222
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 12.7%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 16949B113 13 G Page 6 of 12 Pages

1	NAME OF REPORTING PERSON SC CHINA HOLDING LIMITED (“SCC HOLD”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) N/A
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER
20,106,222 shares of which 17,540,668 shares are directly held by SCCGF I, 414,188 shares are directly held by SCCGF PTRS I and 2,151,366 shares are directly held by SCCGF PRIN I.    SCC HOLD is the General Partner of SCCGF MGMT I, which is the General Partner of each of SCCGF I, SCCGF PTRS I and SCCGF PRIN I.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER
20,106,222 shares of which 17,540,668 shares are directly held by SCCGF I, 414,188 shares are directly held by SCCGF PTRS I and 2,151,366 shares are directly held by SCCGF PRIN I.    SCC HOLD is the General Partner of SCCGF MGMT I, which is the General Partner of each of SCCGF I, SCCGF PTRS I and SCCGF PRIN I.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,106,222
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 12.7%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 16949B113 13 G Page 7 of 12 Pages

1	NAME OF REPORTING PERSON MAX WEALTH ENTERPRISES LIMITED (“MAX”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION BRITISH VIRGIN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER
20,106,222 shares of which 17,540,668 shares are directly held by SCCGF I, 414,188 shares are directly held by SCCGF PTRS I and 2,151,366 shares are directly held by SCCGF PRIN I.    SCC HOLD is the General Partner of SCCGF MGMT I, which is the General Partner of each of SCCGF I, SCCGF PTRS I and SCCGF PRIN I.  SCC HOLD is wholly owned by MAX.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER
20,106,222 shares of which 17,540,668 shares are directly held by SCCGF I, 414,188 shares are directly held by SCCGF PTRS I and 2,151,366 shares are directly held by SCCGF PRIN I.    SCC HOLD is the General Partner of SCCGF MGMT I, which is the General Partner of each of SCCGF I, SCCGF PTRS I and SCCGF PRIN I.  SCC HOLD is wholly owned by MAX.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,106,222
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 12.7%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 16949B113 13 G Page 8 of 12 Pages

1	NAME OF REPORTING PERSON NAN PENG SHEN (“NS”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION HONG KONG SAR
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER
20,106,222 shares of which 17,540,668 shares are directly held by SCCGF I, 414,188 shares are directly held by SCCGF PTRS I and 2,151,366 shares are directly held by SCCGF PRIN I.  NS is a Managing Director of SCC HOLD, which is the General Partner of SCCGF MGMT I, which is the General Partner of each of SCCGF I, SCCGF PTRS I and SCCGF PRIN I.  SCC HOLD is wholly owned by MAX, a company wholly owned by NS.  NS disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER
20,106,222 shares of which 17,540,668 shares are directly held by SCCGF I, 414,188 shares are directly held by SCCGF PTRS I and 2,151,366 shares are directly held by SCCGF PRIN I.  NS is a Managing Director of SCC HOLD, which is the General Partner of SCCGF MGMT I, which is the General Partner of each of SCCGF I, SCCGF PTRS I and SCCGF PRIN I.  SCC HOLD is wholly owned by MAX, a company wholly owned by NS.  NS disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,106,222
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 12.7%
12	TYPE OF REPORTING PERSON IN

CUSIP NO. 16949B113 13 G Page 9 of 12 Pages

ITEM 1.

(a)

Name of Issuer:   China Nuokang Bio-Pharmaceutical, Inc.

(b)

Address of Issuer’s Principal Executive Offices:

No. 18-1 East Nanping Road

Hunnan National New & High-tech Development Zone

Shengyang, Liaoning Province

People’s Republic of China  110171

ITEM 2.

(a)

Name of Persons Filing:

Sequoia Capital China Growth Fund I, L.P.

Sequoia Capital China Growth Partners Fund I, L.P.

Sequoia Capital China GF Principals Fund I, L.P.

Sequoia Capital China Growth Fund Management I, L.P.

SC China Holding Limited

Max Wealth Enterprises Limited

Nan Peng Shen

SCCGF MGMT I is the General Partner of SCCGF I, SCCGF PTRS I and SCCGF PRIN I.  SCC HOLD is the General Partner of SCCGF MGMT I.  SCC HOLD is wholly owned by MAX, a company wholly owned by NS.  NS is a Managing Director of SCC HOLD.

(b)

Address of Principal Business Office or, if none, Residence:

3000 Sand Hill Road, 4-250

Menlo Park, CA  94025

(c)

Citizenship:

SCCGF MGMT I, SCCGF I, SCCGF PTRS I, SCCGF PRIN I,

SCC HOLD:  Cayman Islands

NS:  Hong Kong SAR

MAX:  British Virgin Islands

(d)

Title of Class of Securities:

Ordinary Shares

(e)

CUSIP Number:

16949B113

ITEM 3.   If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

CUSIP NO. 16949B113 13 G Page 10 of 12 Pages

ITEM 4.   Ownership

SEE ROWS 5 THROUGH 11 OF COVER PAGES

ITEM 5.

OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.  ☐

ITEM 6.

OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.

IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

NOT APPLICABLE

ITEM 8.

IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

NOT APPLICABLE

ITEM 9.

NOTICE OF DISSOLUTION OF GROUP

NOT APPLICABLE

ITEM 10.

CERTIFICATION

NOT APPLICABLE

CUSIP NO. 16949B113 13 G Page 11 of 12 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February  9,2011

Sequoia Capital China Growth Fund I, L.P.

Sequoia Capital China Growth Partners Fund I, L.P.

Sequoia Capital China GF Principals Fund I, L.P.

By:  Sequoia Capital China Growth Fund Management I, L.P.,

a Cayman Islands exempted limited partnership

General Partner of Each

By:  SC China Holding Limited, a Cayman Islands limited liability company

Its General Partner

By:  /s/ Nan Peng Shen

Nan Peng Shen, Managing Director

Sequoia Capital China Growth Fund Management I, L.P.,

a Cayman Islands exempted limited partnership

By:  SC China Holding Limited, a Cayman Islands limited liability company

Its General Partner

By:  /s/ Nan Peng Shen

Nan Peng Shen, Managing Director

SC China Holding Limited, a Cayman Islands limited liability company

By:  /s/ Nan Peng Shen

Nan Peng Shen, Managing Director

Max Wealth Enterprises Limited

By:  /s/ Nan Peng Shen

Nan Peng Shen, Owner and Director

/s/ Nan Peng Shen

Nan Peng Shen

CUSIP NO. 16949B113 13 G Page 12 of 12 Pages

EXHIBIT 1

AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree that the Schedule 13G relating to the ordinary shares of China Nuokang Bio-Pharmaceutical, Inc., and any further amendments thereto, to which this Agreement as to Joint Filing of Schedule 13G is attached as an exhibit is filed on behalf of each of them pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date: February 9, 2011

Sequoia Capital China Growth Fund I, L.P.

Sequoia Capital China Growth Partners Fund I, L.P.

Sequoia Capital China GF Principals Fund I, L.P.

By:  Sequoia Capital China Growth Fund Management I, L.P.,

a Cayman Islands exempted limited partnership

General Partner of Each

By:  SC China Holding Limited, a Cayman Islands limited liability company

Its General Partner

By:  /s/ Nan Peng Shen

Nan Peng Shen, Managing Director

Sequoia Capital China Growth Fund Management I, L.P.,

a Cayman Islands exempted limited partnership

By:  SC China Holding Limited, a Cayman Islands limited liability company

Its General Partner

By:  /s/ Nan Peng Shen

Nan Peng Shen, Managing Director

SC China Holding Limited, a Cayman Islands limited liability company

By:  /s/ Nan Peng Shen

Nan Peng Shen, Managing Director

Max Wealth Enterprises Limited

By:  /s/ Nan Peng Shen

Nan Peng Shen, Owner and Director

/s/ Nan Peng Shen

Nan Peng Shen